FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST

and

ZEO CAPITAL ADVISORS, LLC

THIS FIRST AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT is made and entered into as of May 1, 2018, between Northern Lights Fund Trust, a Delaware statutory trust (the "Trust"), and Zeo Capital Advisors, LLC, a California limited liability company (the "Adviser") located at 1 Montgomery Street, Suite 3450, San Franciso, CA 94104.

RECITALS:

WHEREAS, the parties previously entered into Investment Advisory Agreement between Northern Lights Fund Trust, with repect to the Zeo Short Duration Income Fund (the “Fund”), and the Adviser, dated as of March 23, 2011 (the “Agreement”);

WHEREAS, the Trust’s Board of Trustees subsequently approved a change to the annual advisory fee from 1.00% to 0.75%. The purpose of this Amendment is to acknowledge and reflect this change;

NOW, THEREFORE, the parties hereto agree as follows:

1.	The annual advisory fee has changed from 1.00% to 0.75% effective as of the date first stated above.
2.	The parties acknowledge and agree that all other provisions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST

By: _/s/Kevin Wolf_________________

Name: Kevin Wolf

Title: President

ZEO CAPITAL ADVISORS, LLC

By: _/s/Venkatesh Reddy_____________

Name: Venkatesh Reddy

Title: Manager